Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Second Quarter 2017 Financial Results

Completes Accretive Platform Acquisition of Crosman Corporation During the Quarter

Westport, Conn., August 2, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended June 30, 2017.

Second Quarter 2017 Highlights

•	Generated Cash Provided by Operating Activities of $37.3 million, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $25.5 million for the second quarter of 2017;

•	Reported net loss of $2.7 million for the second quarter of 2017;

•	Paid a second quarter 2017 cash distribution of $0.36 per share in July 2017, bringing cumulative distributions paid to $15.3552 per share since CODI’s IPO in May of 2006;

•	Consummated the accretive platform acquisition of Crosman Corporation (“Crosman”);

•	Completed an offering of 4,000,000 shares of its 7.250% Series A Preferred Shares; and

•	Subsequent to quarter end, completed the accretive add-on acquisition of the Commercial business of LaserMax, Inc. (“LaserMax”) by CODI's subsidiary Crosman.

“Our niche leading businesses continued to generate consistent free cash flow in the second quarter with strong EBITDA growth at our Advanced Circuits, Ergobaby, Manitoba Harvest and 5.11 subsidiaries,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Additionally, during the quarter CODI expanded its outdoor branded consumer presence with the accretive, platform acquisition of Crosman.”

Mr. Offenberg added, “Crosman’s leadership in airgun products and continued penetration into the archery market makes it a strong addition to our family of leading middle market businesses. Subsequent to quarter end, CODI completed the add-on acquisition of LaserMax's Commercial business for Crosman, supporting the company’s expansion into complementary markets while creating new cross-selling opportunities. During the second quarter, we also completed an offering of 4 million preferred shares, generating $100 million in gross proceeds. With an enhanced capital structure and over $500 million of available liquidity, CODI is well positioned to pursue attractive platform and add-on acquisitions that generate strong free cash flow and support our ability to provide attractive and consistent cash distributions.”

Operating Results
For the quarter ended June 30, 2017, CODI generated Cash Provided by Operating Activities of $37.3 million, as compared to Cash Provided by Operating Activities of $39.5 million for the quarter ended June 30, 2016. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $25.5 million for the quarter ended June 30, 2017, as compared to $15.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended June 30, 2017 and June 30, 2016 were 59.9 million and 54.3 million, respectively.

Cash Flow for the second quarter of 2017 reflects year-over-year earnings growth in the Company’s Advanced Circuits, Sterno Products, Ergobaby, Manitoba Harvest and 5.11 businesses, offset by declines at the Company’s Arnold Magnetic and Clean Earth businesses. The acquisition of Crosman also contributed to the second quarter earnings growth.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net loss for the quarter ended June 30, 2017 was $2.7 million, as compared to net income of $19.4 million for the quarter ended June 30, 2016. During the second quarter of 2016, CODI realized a net gain of $18.9 million related to its equity investment in its former subsidiary Fox Factory Holding Corp. (“FOX”). During the first quarter of 2017, the Company sold its remaining shares in FOX in a secondary public offering.

Liquidity and Capital Resources
As of June 30, 2017, CODI had approximately $39.3 million in cash and cash equivalents, $562.8 million outstanding on its term loan facility and $3.7 million in outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $544.6 million at June 30, 2017 under its revolving credit facility.

In June 2017, the Company completed a public offering of 4.0 million of its 7.250% Series A Preferred Shares with a liquidation preference of $25.00 per share. CODI raised $96.6 million of net proceeds from the offering, which was used to repay a portion of the outstanding balance of its revolving credit facility and for general corporate purposes.

Second Quarter 2017 Distribution
On July 6, 2017, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The cash distribution was paid on July 27, 2017 to all holders of record as of July 20, 2017. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $15.3552 per share.

Conference Call
Management will host a conference call on Thursday, August 3, 2017 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 52994183. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 10, 2017. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 52994183.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and

Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2017	2016
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$39,287	$39,772
Accounts receivable, net	194,823	181,191
Inventories	229,465	212,984
Prepaid expenses and other current assets	25,922	18,872
Total current assets	489,497	452,819
Property, plant and equipment, net	157,588	142,370
Investment in FOX	—	141,767
Goodwill and intangible assets, net	1,146,655	1,030,848
Other non-current assets	9,205	9,351
Total assets	$1,802,945	$1,777,155

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$175,993	$152,553
Due to related party	7,598	20,848
Current portion, long-term debt	5,685	5,685
Other current liabilities	14,000	23,435
Total current liabilities	203,276	202,521
Deferred income taxes	126,538	110,838
Long-term debt	548,546	551,652
Other non-current liabilities	18,352	17,600
Total liabilities	896,712	882,611
Stockholders' equity
Total stockholders' equity attributable to Holdings	862,268	856,405
Noncontrolling interests	43,965	38,139
Total stockholders' equity	906,233	894,544
Total liabilities and stockholders’ equity	$1,802,945	$1,777,155

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net sales	$307,381	$214,176	$597,373	$407,463
Cost of sales	197,661	137,506	393,320	266,674
Gross profit	109,720	76,670	204,053	140,789
Operating expenses:
Selling, general and administrative expense	79,575	44,767	158,298	87,054
Management fees	8,183	6,588	16,031	12,959
Amortization expense	14,779	8,163	25,089	15,543
Impairment expense/ Loss on disposal of assets	—	6,663	8,864	6,663
Operating income (loss)	7,183	10,489	(4,229)	18,570
Other income (expense):
Interest expense, net	(8,418)	(7,366)	(15,554)	(18,828)
Gain (loss) on investment	—	18,889	(5,620)	8,266
Amortization of debt issuance costs	(1,003)	(570)	(1,936)	(1,140)
Other income (expense), net	952	(1,837)	930	1,419
Income (loss) from continuing operations before income taxes	(1,286)	19,605	(26,409)	8,287
Provision (benefit) for income taxes	1,454	1,588	(2,194)	4,884
Net income (loss) from continuing operations	(2,740)	18,017	(24,215)	3,403
Income from discontinued operations, net of income tax	—	1,341	—	928
Gain on sale of discontinued operations, net of tax	—	—	340	—
Net income (loss)	(2,740)	19,358	(23,875)	4,331
Less: Income (loss) from continuing operations attributable to noncontrolling interest	1,372	(70)	1,842	1,067
Less: Income from discontinued operations attributable to noncontrolling interest	—	189	—	48
Net income (loss) attributable to Holdings	$(4,112)	$19,239	$(25,717)	$3,216

Basic and fully diluted income (loss) per share
Continuing operations	$(0.53)	$0.31	$(1.14)	$0.02
Discontinued operations	—	0.02	0.01	0.01
	$(0.53)	$0.33	$(1.13)	$0.03

Basic and fully diluted weighted average number of shares outstanding	59,900	54,300	59,900	54,300

Cash distributions declared per share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016
Net cash provided by operating activities	$35,868	$45,534
Net cash used in investing activities	(44,386)	(99,589)
Net cash provided by (used in) financing activities	8,532	(6,831)
Effect of foreign currency on cash	(499)	(3,823)
Net decrease in cash and cash equivalents	(485)	(64,709)
Cash and cash equivalents — beginning of period	39,772	85,869
Cash and cash equivalents — end of period	$39,287	$21,160

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income (loss)	$(2,740)	$19,358	$(23,875)	$4,331
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,187	15,012	62,582	29,920
Impairment expense/ loss on disposal of assets	—	6,663	8,864	6,663
Gain on sale of businesses, net	—	—	(340)	—
Amortization of debt issuance costs and original issue discount	1,261	737	2,460	1,475
Unrealized loss on derivatives	1,497	2,755	1,268	9,983
(Gain) loss on investment in FOX	—	(18,889)	5,620	(8,266)
Noncontrolling stockholders charges	1,798	859	3,250	2,048
Excess tax benefit on stock compensation	—	(366)	—	(366)
Provision for loss on receivables	9	73	3,327	203
Other	384	270	704	79
Deferred taxes	(4,305)	(6,205)	(11,940)	(5,991)
Changes in operating assets and liabilities	8,191	19,242	(16,052)	5,455
Net cash provided by operating activities	37,282	39,509	35,868	45,534
Plus:
Unused fee on revolving credit facility	696	437	1,473	937
Successful acquisition costs	1,473	1,238	1,473	1,727
Integration services fee (1)	875	250	1,750	500
Realized loss from foreign currency effect (2)	—	20	—	—
Excess tax benefit on stock compensation	—	366	—	366
Changes in operating assets and liabilities	—	—	16,052	—
Other	—	315	—	128
Less:
Maintenance capital expenditures (3)	4,338	5,982	9,068	9,666
Payment on swap	1,026	1,294	2,115	1,794
Changes in operating assets and liabilities	8,191	19,242	—	5,455
Realized gain from foreign currency effect (2)	1,260	—	1,650	3,059
Other (4)	8	—	3,366	—
Estimated cash flow available for distribution and reinvestment	$25,503	$15,617	$40,417	$29,218

Distribution paid in April 2017/2016	$—	$—	$21,564	$19,548
Distribution paid in July 2017/ 2016	21,564	19,548	21,564	19,548
	$21,564	$19,548	$43,128	$39,096

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Excludes growth capital expenditures of approximately $6.5 million and $0.2 million for the three months ended June 30, 2017 and 2016, and $10.4 million and $0.9 million for the six months ended June 30, 2017 and 2016, respectively.

(4)	Includes amounts for the establishment of accounts receivable reserves related to a retail customer who filed bankruptcy during the first quarter of 2017.